EXHIBIT 99.1

News
Release

Vectren Corporation
One Vectren Square
Evansville, IN 47708

FOR IMMEDIATE RELEASE
September 20, 2017
Media contact: Natalie Hedde, (812) 491-5105 or nhedde@vectren.com

Two key projects of Vectren’s Smart Energy Future strategy approved
Customers to see benefits of electric grid modernization plan; will soon receive solar energy through Vectren’s first universal solar projects

Evansville, Ind. - Vectren Energy Delivery of Indiana - South (Vectren) has received regulatory approval from the Indiana Utility Regulatory Commission (IURC) for its seven-year electric reliability and modernization plan and to build and operate its first universal solar farms. Both regulatory requests were filed in February 2017; the solar plan was approved in August, and the grid reliability and modernization plan was approved today.

Both initiatives are part of Vectren’s Smart Energy Future strategy, which includes electric generation fleet diversification with natural gas and renewables, grid modernization projects, smart energy management tools for customers, and the utility’s ongoing gas system infrastructure modernization efforts. These first universal solar projects will consist of two separate 2-megawatt solar farms in Vanderburgh County. Vectren expects to break ground in early 2018 with the solar energy coming online by the end of 2018; although the construction timeline may be accelerated if timely material delivery and weather allow.

Grid Modernization Plan Details
The IURC approval for the grid modernization plan reflects a previously filed settlement among Vectren, the Indiana Office of Utility Consumer Counselor (OUCC) and a coalition of industrial customers. The settlement agreement reduced the original $514 million filing to $446 million in grid modernization investments.

Multiple projects to upgrade Vectren’s electric grid are underway across its entire service territory. The electric system improvement plan includes upgrades to portions of Vectren’s network of substations, transmission and distribution networks that serve seven counties in southwestern Indiana, all of which will benefit from the upgrades delivered via many projects spread over the next seven years.

Underground cable replacement projects will result in:

•	Reduced risk of unplanned outages

•	Faster outage restoration when outages do occur

•	Improved overall distribution grid power quality and reliability

The equipment and system upgrades taking place in Vectren’s substations provide:

•	Shorter restoration times due to enhanced operational flexibility

•	Increased system integrity and improved electric system performance

Additional pole inspections and equipment modernization benefit customers:

•	Reduced risk of poles and wires breaking, and electrical hazards during storms

•	Increased protection against faults and lightning that improve reliability

EXHIBIT 99.1

•	New sensors, monitors, and advanced meter information to improve system management and customer engagement

“Over the next several years, the modernization work will ensure we are more capable of meeting the energy demands of our customers in the coming years and that our electric infrastructure can continue to serve our customers reliably,” said Carl Chapman, Vectren chairman, president and CEO. “Likewise our soon-to-come investments in smart grid technology will bring enhanced services to our customers, including providing them access to daily energy usage and how to manage it more effectively, as well as our ability to instantly detect outages to expedite restoration and alert customers via text of the outage and restoration details.”

The plan features more than 800 projects that will be executed over the plan’s seven-year period. Electric bills will be gradually adjusted likely beginning in early 2018, and adjustments will continue with modest increases in subsequent years as the improvement projects are completed. In 2018, the typical residential electric customer will pay $1 to $2 more per month. As a result of the settlement, the bill impact at the end of the seven-year period was reduced to $16 to $17 per month.

Universal Solar Project (s) Details
Vectren will construct two 2-megawatt (MW) universal solar projects in Vanderburgh County;

•	one on Highway 41 near North High School, which will also include battery storage with the ability to discharge 1 MW per hour over a four-hour period; and

•
the other near Oak Hill Cemetery on Morgan Ave. The Oak Hill project is the result of a partnership with the City of Evansville announced in April 2017 through which the energy company will lease the City’s land.

Each solar farm will consist of approximately 8,000 ground-mounted fixed-tilt solar panels on five-seven acres. Combined, the four megawatts of generation will supply enough renewable energy to power 600 homes each year.

“Adding this partnership to our existing wind energy agreements continues Vectren’s plan toward creating a more balanced energy mix for our electric generation portfolio,” said Chapman. “We are grateful for the opportunity to join the City of Evansville in bringing universal solar energy to our customers.”

Customers can learn more about Vectren’s grid modernization plan, the solar projects and customer benefits at www.vectren.com/SmartEnergyFuture.

Vectren Energy Delivery of Indiana - South delivers electricity to approximately 145,000 customers in all or portions of Gibson, Dubois, Pike, Posey, Spencer, Vanderburgh and Warrick counties.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and about 20 percent of Ohio, primarily in the west central area. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services and energy services. To learn more about Vectren, visit www.vectren.com.

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